Exhibit 10.3

Distribution Agreement

Parties:

Fit Boxx Trading Company Limited (hereinafter referred to as Party A)

APOLLO IPL INC. (hereinafter referred to as Party B)

In accordance with the provisions of relevant laws, both Parties hereby, based on the principles of mutual benefit and common development, with respect to the sale and promotion by Party A of Party B’s functional fabric products, enter into this distribution agreement on the following terms.

Article 1 Distribution Territory:

The territory for authorized sale of the light therapy products developed and manufactured by Party B and provided for marketing and sale by Party A is:

1. All marketing channels (exclusive) in Hong Kong

2. All online marketing channels (non-exclusive) in mainland China

Other distribution channels:

Where Party A intends to expand its marketing business to other countries and regions, it shall notify Party B in advance, and obtain Party B’s consent in writing (the term “in writing” referred to herein includes “via email”).

Article 2 Term of Distribution:

The term hereof is from Mar. 1, 107 to Feb. 28, 109, Republic of China. Party B agrees that Party A may conduct distrubition in designated areas during the term of distribution.

Article 3 Object of Distribution:

I. Object of distribution and technical guidance:

The object of distribution is Party B’s functional fabric products. Party A shall conduct sales in the name of the trademark and brand provided by Party B. Party A may not arbitrarily alter the product insurance and liability, inspection certificates, approval documents for obtaining sales permit, trademark, legal inner and outer packages, and etc. provided by Party B for the aforesaid object of distribution.

II. Distribution objective

The objective set by both Parties is that the amount of purchase each year shall not be less than USD 100,000.

Price of purchase: as per the quotation of prices.

III. Quality of Products

Party B shall provide shop instructions (Q&A), list of products, and quantity.

Party B shall ensure the quality of the products sold; where Party A finds out when inspecting the goods upon delivery that there is any damage to, shortage of, or defect in the products caused by Party B’s negligence, Party A shall inform as soon as possible after its acceptance of the goods Party B in writing to replace the goods. A defect rate of no higher than 5% of the products purchased is acceptable by both Parties. Where the defect rate exceeds 5%, communication and negotiation shall be conducted by and between both Parties. In case of any item or goods of special specifications, additional fees will be charged in respect thereof.

Where Party A fails to notify Party B in writing within 3 days as of the receiving date, it will be deemed that Party A has accepted the goods, and shall be liable for any risk or loss that may arise therefrom.

Article 4 Warrants and Special Provisions:

(I) Party B warrants that all technology, patent and intellectual property (or legally granted) rights to the above object of distribution are free of any flaw and do not infringe upon any right of others, otherwise Party B shall be responsible for exempting Party A from its liability and compensating Party A for any damage suffered by Party A as a result thereof.

(II) Party B warrants that if any damage is incurred to any user as a result of normal use of the object of distribution, Party B shall be solely liable for compensation, and the same is irrelevant with Party A. Where any damage is suffered by Party A as a result of the aforesaid circumstances, Party B shall bear all liabilities for compensation.

(III) Both Parties agree that during the term hereof neither Party may engage in any act in violation of the spirit hereof, including engaging in acts in competition with the object of distribution hereunder, or selling or vending other light therapy clothing products which are the same as or similar to the object of distribution hereunder, except for other non-light therapy clothing products and beauty equipment.

(IV) Party B consents to the use by Party A of Party B’s trademark, brand logo and relevant trademark and brand products in channels hereunder.

(V) Party B agrees to provide during the term hereof, to the extent required for the implementation hereof, certificates and inspection data issued by public and private authorities and organizations, for use by Party A to sell the products.

(VI) Where relevant product materials provided by Party B, including certificates, inspections, human experiments, international patents, and other promotional materials, are used by Party A for advertising and marketing, Party B shall be notified and its written consent shall be obtained in advance. Any content which Party A intends to advertise shall be subject to Party B’s written consent.

(VII) Party B shall ensure the legal licensing of the aforesaid products during the performance hereof.

Article 5 Target Price:

The market end selling price shall be identical with the price set by Party B. In case of any marketing promotion, Party B shall be notified and its written consent shall be obtained in advance. Party A may not arbitrarily alter the market price. In case of any price-cutting competition in violation of market mechnism, we will dissolve and terminate this distribution agreement, and claim for compensation from your company in the amount of NTD 1,000,000 only.

Article 6 Terms of Account Checking/Payment:

I. Prepaid orders are adopted.

II. Party B’s account information is as follows:

HUA NAN COMMERCIAL BANK Dongxing Branch

Account name: APOLLO IPL INC.

Account number: 102-97-060172-2

SWIFT CODE: HNBKTWTP136

Article 7 Terms/Term of Delivery:

Both Parties agree that the terms and place of delivery shall be subject to negotiation by and between both Parties. Where the head office is out of stock, the lead time shall be 45 – 60 days.

Article 8 Transfer of Rights and Obligations:

Party A may not transfer any of its rights and obligations hereunder to any third party without the prior written consent of Party B, otherwise Party B may terminate this Agreement at any time ex parte; in case of any loss incurred to Party A, Party A shall bear it by itself.

Article 9 Trademark and Business Reputation:

Other than using Party B’s name, trademark and data to print DM and posters for marketing purposes due to marketing and promotional activities directly related to the aforesaid raw material products, Party A may not use any trademark, name, and etc. in relation to other products developed by Party B, otherwise it shall make compensation if any damage is incurred to Party B as a result thereof.

Article 10 Confidentiality

Neither Party may leak any busines secret of the other party or any party in relation to the authorization hereunder known or held by it as a result hereof to any third person. In case of any breach of contract, the breaching Party shall compensate the other Party for all losses suffered thereby.

In case of leak of secret by any of either Party’s employees, such Party shall still bear the aforesaid liability.

Article 11 Modification/Termination:

(I) Unless otherwise specified herein, any supplement, amendment or modification hereto or deletion hereof shall be subject to the execution of a written document by both Parties affixed with their signatures. Both Parties agree that anything not covered herein shall be specified in a separate written agreement to be executed by and between both Parties.

(II) Termination for breach of contract: this Agreement is entered into by and between both Parties based on mutual trust. Where either Party violates any provisions hereof, the non-breaching Party may urge the breaching Party in writing to make complete corrections within seven working days. If the breaching Party fails to do so within such time limit, the non-breaching Party may terminate this Agreement by notifying the breaching Party in writing, and requesting the same to bear the liability for compensation for damages.

(III) The market end selling price will be specified in a supplementary agreement.

Article 12 Governing Law and Competent Court

This Agreement is governed by the laws of the Republic of China. In case of any litigation involving this Agreement, both Parties agree that Taiwan Taipei District Court shall be the competent court of first instance, provided that any dispute arising herefrom may also be settled through arbitration by Chinese Arbitration Association Taipei in accordance with the arbitration law in Taipei.

Article 13 Force Majeure

Where due to the occurrence of any force majeure event (e.g., act of God and war), neither Party is able to perform this Agreement, this Agreement shall become void automatically.

Article 14 This Agreement is made in duplicate, with each Party holding one copy respectively.

Party A: Fit Boxx Trading Company Limited	Party B: APOLLO IPL INC.
Legal representative: Chen Yaoguang	Legal representative: Lin Shaoping
Add.: Rm 2207, 22/F, Park-In Commercial Centre, 56 Dundas Street, Mongkok, Kowloon, Hong Kong	Add.: 6F, 285 Nanjing East Road Third Section, Songshan District, Taipei
Unified code:	Unified code: 25126435
Tel.: (852) 21159899	Tel.: 02-2546-5638
Fax: (852) 30139944	Fax: 02-2546-5632

For and on behalf of

FIT BOXX TRADING COMPANY LIMITED	(Seal: APOLLO IPL INC.)
(Signature)	(Seal: Lin Shaoping)

Authorized Signature(s)

Mar. 1, 107, Republic of China

Appendix I

In accordance with the provisions of relevant laws and negotiation between both Parties, the entire Article 5 “Target Price” and Paragraph (III), Article 11 “Modification/Termination” of the Distribution Agreement do not apply to Hong Kong, and apply only to Mainland China.

Party A: Fit Boxx Trading Company Limited	Party B: APOLLO IPL INC.
Legal representative: Chen Yaoguang	Legal representative: Lin Shaoping
Add.: Rm 2207, 22/F, Park-In Commercial Centre, 56 Dundas Street, Mongkok, Kowloon, Hong Kong	Add.: 6F, 285 Nanjing East Road Third Section, Songshan District, Taipei
Unified code:	Unified code: 2512G435
Tel.: (852) 21159899	Tel.: 02-2546-5638
Fax: (852) 30139944	Fax: 02-2546-5632

For and on behalf of

FIT BOXX TRADING COMPANY LIMITED	(Seal: APOLLO IPL INC.)
(Signature)	(Seal: Lin Shaoping)

Authorized Signature(s)

Mar. 1, 107, Republic of China

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